AMENDMENT NUMBER THREE TO THE

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT NUMBER THREE (this “Amendment”), dated February 28, 2023, amends that certain Amended and Restated Transfer Agency Agreement (the “Agreement”), dated February 28, 2020, as may be amended from time to time, by and among The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc., each a Maryland corporation (each, a “Fund” and together, the “Funds”), each having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly owned subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087.

WHEREAS, the Funds and HASCO desire to amend the Agreement to revise the contractual expense limitation arrangements set forth under Schedule C (Transfer Agency Fee and Expense Limitations by Share Class) to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Funds and HASCO agree as follows:

1.	Effective March 1, 2023, Schedule C of the Agreement is deleted in its entirety and replaced with Schedule C attached hereto.

2.	All other terms of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE HARTFORD MUTUAL FUNDS, INC.
Severally, on behalf of their respective Series of Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

THE HARTFORD MUTUAL FUNDS II, INC.
Severally, on behalf of their respective Series of Shares,

BY:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD ADMINISTRATIVE SERVICES COMPANY

BY:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer

SCHEDULE C

TRANSFER AGENCY FEE AND EXPENSE LIMITATION BY SHARE CLASS

This Schedule C, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated February 28, 2020, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule C have the meanings given to such terms in the Agreement.

For purposes of calculating the TA Fee, as defined under Section 5 on Schedule B, the following amounts shall equal the Specified Amount, as defined under Section 5.b on Schedule B:

1.	Specified Amount: The Specified Amount by Share Class is equal to:

Share Class	Percentage of Average Daily Net Assets
Class A:	0.250% (25 bps)
Class C:	0.250% (25 bps)
Class I:	0.200% (20 bps)
Class Y:	0.110% (11 bps)
Class F:	0.004% (0.4 bps)
Class SDR:	0.004% (0.4 bps)
Class T:	0.250% (25 bps)[1]
Class R3:	0.220% (22 bps)
Class R4:	0.170% (17 bps)
Class R5:	0.120% (12 bps)
Class R6:	0.004% (0.4 bps)

2.

TA Fee Cap: Notwithstanding any provision on this Schedule C to the contrary, for the period identified on Table C-1 below, HASCO has agreed to waive its TA Fee and/or reimburse transfer agency-related expenses to the extent necessary to ensure the Class A or Class Y TA Fee, as applicable, for each Fund listed on Table C-1 below does not exceed the annual rate set forth on Table C-1 below based on the Fund’s average daily net assets for the applicable fiscal year period (the “TA Fee Cap”). The terms of the TA Fee Caps are contractually binding on HASCO and any portion of the TA Fee waived or reimbursed by HASCO as a result of the TA Fee Caps shall not be subject to any recoupment by HASCO. The terms of the TA Fee Caps may be amended only by mutual written agreement between the Funds (upon the approval of the Board) and HASCO. For the avoidance of doubt, for the period set forth on Table C-1 below shall equal the lesser of: (i) the Invoice Amount (as that term is defined on Schedule B to the Agreement); (ii) the Specified Amount listed in Section 1 above; or (iii) the TA Fee Cap listed on Table C-1 below.

[Table C-1 appears on next page]

[1]

As of the effective date of this Agreement, the Funds do not offer Class T shares. The reference to Class T shares on this Schedule C is merely for future reference in case the Funds commence a public offering of Class T shares.

Table C-1: TA Fee Cap

Fund	Share Class	TA Fee Cap:	Applicable Period

The Hartford Inflation Plus Fund	A	0.130% (13 bps)	November 1, 2022 through February 29, 2024

Hartford Schroders Emerging Markets Equity Fund	A	0.140% (14 bps)	December 1, 2022, through February 29, 2024

The Hartford Dividend and Growth Fund	Y	0.090% (9 bps)	March 1, 2023, through February 29, 2024
The Hartford International Opportunities Fund	Y	0.090% (9 bps)
The Hartford Small Cap Growth Fund	Y	0.070% (7 bps)